SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Final Amendment)



                             Enpro Industries, Inc.
                          ----------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                       ----------------------------------
                         (Title of Class of Securities)



                                    29355X107
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2002
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                     Page 1 of 22 Pages

                                  SCHEDULE 13G

CUSIP No. 29355X107                                         Page 2 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 3 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 4 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 5 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   300
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                300
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 6 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey E. Schwarz
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   6,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                544,800
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                6,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                544,800
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       550,800
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.7%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 7 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Karen Finerman
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   10,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                542,400
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                10,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                542,400
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       552,400
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.7%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 8 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bedford Falls Investors, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   240,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                240,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       240,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 9 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Advisors International Limited
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   197,600
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                197,600
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       197,600
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                        Page 10 of 22 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Partners II, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                104,800
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                104,800
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       104,800
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                                                    Schedule 13G

Item 1(a).  Name of Issuer:

Enpro Industries, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina  28209

Item 2(a).  Name of Persons Filing:

(i)    Scoggin Capital Management, L.P. II
(ii)   Scoggin International Fund, Ltd.
(iii)  Craig Effron
(iv)   Curtis Schenker
(v)    Jeffrey E. Schwarz
(vi)   Karen Finerman
(vii)  Bedford Falls Investors, L.P.
(viii) Metropolitan Capital Advisors International Limited
(ix)   Metropolitan Capital Partners II, L.P.

(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10021.

Item 2(c).  Citizenship or Place of Organization:

(i)    Scoggin Capital Management, L.P. II
       Delaware

(ii)   Scoggin International Fund, Ltd.
       Commonwealth of the Bahamas

(iii)  Craig Effron
       USA

(iv)   Curtis Schenker
       USA

(v)    Jeffrey E. Schwarz
       USA

(vi)   Karen Finerman
       USA

(vii)  Bedford Falls Investors, L.P.
       Delaware

(viii) Metropolitan Capital Advisors International Limited
       British Virgin Islands

(ix)   Metropolitan Capital Partners II, L.P.
       New York

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

29355X107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15
                    U.S.C. 78o)

            (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c)

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e) |_| Investment Adviser in accordance with ss.
                    240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with
                    ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with
                    ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal
                    Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an
                    investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i) Scoggin Capital Management, L.P. II(1)

---------------
(1) The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition
                       of: 0

(ii) Scoggin International Fund, Ltd.(2)

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition
                       of: 0

(iii) Craig Effron

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of:
                       0
---------------
(2) The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(iv)  Curtis Schenker

            (a) Amount beneficially owned: 300

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 300

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        300

                  (iv) Shared power to dispose or to direct the disposition of:
                       0

(v) Jeffrey E. Schwarz

            (a) Amount beneficially owned: 550,800(3)

            (b) Percent of class: 2.7%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 6,000

                  (ii) Shared power to vote or to direct the vote: 544,800(4)

                  (iii) Sole power to dispose or to direct the disposition of:
                        6,000

                  (iv) Shared power to dispose or to direct the disposition of:
                        544,800(5)

(vi)  Karen Finerman

            (a) Amount beneficially owned: 552,400

            (b) Percent of class: 2.7%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 10,000

---------------
(3) 1,200 shares are held in the Schwarz Family Foundation Trust (the "Foundation Trust Shares"). 1,200 shares are held in the Schwarz Children's Trust (the "Children's Trust Shares"). Jeffrey Schwarz has shared voting and dispositive power with respect to the Foundation Trust Shares and the Children's Trust Shares.

(4)  See footnote 3.

(5)  See footnote 3.

                  (ii) Shared power to vote or to direct the vote: 542,400

                  (iii) Sole power to dispose or to direct the disposition of:
                        10,000

                  (iv) Shared power to dispose or to direct the disposition of:
                       542,400

(vii) Bedford Falls Investors, L.P.(6)

            (a) Amount beneficially owned: 240,000

            (b) Percent of class: 1.2%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 240,000

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        240,000

                  (iv) Shared power to dispose or to direct the disposition
                       of: 0

(viii) Metropolitan Capital Advisors International Limited(7)

            (a) Amount beneficially owned: 197,600

            (b) Percent of class: 1.0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 197,600

                  (ii) Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        197,600

                  (iv) Shared power to dispose or to direct the disposition of:
                       0

---------------
(6) The general partner of Bedford Falls Investors, L.P. is Metropolitan Capital Advisors, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital Advisors, Inc., a corporation organized under the laws of New York, is the sole general partner of Metropolitan Capital Advisors, L.P. Jeffrey E. Schwarz and Karen Finerman are the shareholders of Metropolitan Capital Advisors, Inc.

(7) The investment manager of Metropolitan Capital Advisors International Limited is Metropolitan Capital Partners III, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital III, Inc., a corporation organized under the laws of Delaware, is the sole general partner of Metropolitan Capital Partners III, L.P. Jeffrey E. Schwarz and Karen Finerman are the stockholders of Metropolitan Capital III, Inc.

(ix) Metropolitan Capital Partners II, L.P.(8)

            (a) Amount beneficially owned: 104,800

            (b) Percent of class: 0.5%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0

                  (ii) Shared power to vote or to direct the vote: 104,800

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of:
                       104,800

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to (i) the 104,800 shares held in certain discretionary managed accounts to which Metropolitan Capital Partners II, L.P. is the investment manager, (ii) the Foundation Trust Shares and (iii) the Children's Trust Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


---------------
(8) Metropolitan Capital Partners II, L.P. is the investment manager for certain discretionary managed accounts. The sole general partner of Metropolitan Capital Partners II, L.P. is KJ Advisors, Inc., a corporation organized under the laws of New York. Jeffrey E. Schwarz and Karen Finerman are the shareholders of KJ Advisors, Inc.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                       Scoggin Capital Management, L.P. II
                                       By: S&E Partners, L.P., its General
                                       Partner
                                       By:  Scoggin, Inc., its General Partner

                                       By:  /s/ Curtis Schenker
                                            --------------------
                                            Curtis Schenker, its Chief
                                            Executive Officer


Dated as of February 14, 2003

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                       Advisor

                                       By: /s/ Curtis Schenker
                                          --------------------
                                          Curtis Schenker, its Managing
                                          Member


Dated as of February 14, 2003

                                       By:  /s/ Craig Effron
                                            -----------------
                                            Craig Effron


Dated as of February 14, 2003

                                       By:  /s/ Curtis Schenker
                                            --------------------
                                            Curtis Schenker


Dated as of February 14, 2003

                                       By:  /s/ Jeffrey E. Schwarz
                                           -------------------------
                                           Jeffrey E. Schwarz



Dated as of February 14, 2003

                                       By:  /s/ Karen Finerman
                                          ----------------------
                                          Karen Finerman



Dated as of February 14, 2003

                                       Bedford Falls Investors, L.P.
                                       By:  Metropolitan Capital Advisors,
                                            L.P., its General Partner

                                       By:  Metropolitan Capital Advisors,
                                            Inc., its General Partner

                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Advisors
                                       International Limited
                                       By:  Metropolitan Capital Partners III,
                                            L.P., its Investment Advisor

                                       By:  Metropolitan Capital III, Inc.,
                                            its General Partner


                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Partners II, L.P.
                                       By:  KJ Advisors, Inc.,
                                            its General Partner


                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President
Dated as of February 14, 2003

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                       Scoggin Capital Management, L.P. II
                                       By:  S&E Partners, L.P., its General
                                       Partner
                                       By:  Scoggin, Inc., its General Partner

                                       By:  /s/ Curtis Schenker
                                          ----------------------
                                          Curtis Schenker, its Chief
                                          Executive Officer


Dated as of February 14, 2003

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                       Advisor

                                       By:  /s/ Curtis Schenker
                                          ---------------------
                                          Curtis Schenker, its Managing
                                          Member


Dated as of February 14, 2003

                                       By:  /s/ Craig Effron
                                          -------------------
                                          Craig Effron


Dated as of February 14, 2003

                                       By:  /s/ Curtis Schenker
                                          ----------------------
                                          Curtis Schenker


Dated as of February 14, 2003

                                       By:  /s/ Jeffrey E. Schwarz
                                          -------------------------
                                          Jeffrey E. Schwarz



Dated as of February 14, 2003

                                       By:  /s/ Karen Finerman
                                          ------------------------
                                          Karen Finerman



Dated as of February 14, 2003

                                       Bedford Falls Investors, L.P.
                                       By:  Metropolitan Capital Advisors,
                                            L.P., its General Partner

                                       By:  Metropolitan Capital Advisors,
                                            Inc., its General Partner


                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003


                                       Metropolitan Capital Advisors
                                       International Limited
                                       By:  Metropolitan Capital Partners III,
                                            L.P., its Investment Advisor

                                       By:  Metropolitan Capital III, Inc.,
                                            its General Partner

                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Partners II, L.P.
                                       By: KJ Advisors, Inc.,
                                           its General Partner


                                       By:  /s/ Karen Finerman
                                          ---------------------
                                                   Karen Finerman, its President


Dated as of February 14, 2003